Exhibit 5.2

November 18, 2016

MetLife Capital Trust V

MetLife Capital Trust VI

MetLife Capital Trust VII

MetLife Capital Trust VIII

MetLife Capital Trust IX

c/o MetLife, Inc.

200 Park Avenue

New York, New York 10166-0188

Re: MetLife Capital Trust V-IX

Ladies and Gentlemen:

We have acted as special Delaware counsel for MetLife, Inc., a Delaware corporation (the “Company”), MetLife Capital Trust V, a Delaware statutory trust (“Trust V”), MetLife Capital Trust VI, a Delaware statutory trust (“Trust VI”), MetLife Capital Trust VII, a Delaware statutory trust (“Trust VII”), MetLife Capital Trust VIII, a Delaware statutory trust (“Trust VIII”), and MetLife Capital Trust IX, a Delaware statutory trust (“Trust IX”)(Trust V, Trust VI, Trust VII, Trust VIII and, Trust IX are hereinafter collectively referred to as the “Trusts” and sometimes hereinafter individually referred to as a “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The Certificate of Trust of Trust V, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on October 31, 2007;

(b)	The Certificate of Trust of Trust VI, as filed with the Secretary of State on October 31, 2007;

(c)	The Certificate of Trust of Trust VII, as filed with the Secretary of State on October 31, 2007;

MetLife Capital Trust V-IX

November 18, 2016

(d)	The Certificate of Trust of Trust VIII, as filed with the Secretary of State on October 31, 2007;

(e)	The Certificate of Trust of Trust IX, as filed with the Secretary of State on October 31, 2007;

(f)	The Declaration of Trust of Trust V, dated as of October 31, among the Company and the trustees of Trust V named therein;

(g)	The Declaration of Trust of Trust VI, dated as of October 31, 2007, among the Company and the trustees of Trust VI named therein;

(h)	The Declaration of Trust of Trust VII, dated as of October 31, 2007, among the Company and the trustees of Trust VII named therein;

(i)	The Declaration of Trust of Trust VIII, dated as of October 31, 2007, among the Company and the trustees of Trust VIII named therein;

(j)	The Declaration of Trust of Trust IX, dated as of October 31, 2007, among the Company and the trustees of Trust IX named therein;

(k)	The Registration Statement (the “Registration Statement”) on Form S-3, including a prospectus (the “Prospectus”), with respect to, among other things, the Preferred Securities of the Trusts representing undivided beneficial interests in the assets of the Trusts (each, a “Trust Preferred Security” and collectively, the “Trust Preferred Securities”), as filed by the Company and the Trusts with the Securities and Exchange Commission on or about November 18, 2016;

(l)	A form of Amended and Restated Declaration of Trust for each of the Trusts to be entered into between the Company, the trustees of the Trusts named therein, and the holders, from time to time, of the undivided beneficial interests in the assets of such Trust (including all attachments and exhibits thereto) (collectively, the “Trust Agreements” and individually, a “Trust Agreement”), filed as an exhibit to the Registration Statement; and

(m)	A Certificate of Good Standing for each of the Trusts dated November 14, 2016 obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreements.

MetLife Capital Trust V-IX

November 18, 2016

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that each of the Trust Agreements and Certificates of Trust will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents (other than the Trusts) examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto (other than the Trusts) of all documents examined by us, (vi) the receipt by each Person to whom a Preferred Security is to be issued by the Trusts (collectively, the “Preferred Security Holders”) of a Preferred Security Certificate for such Preferred Security and the payment for such Preferred Security, in accordance with the Trust Agreements and the Registration Statement, and (vii) that the Preferred Securities will be issued and sold to the Preferred Security Holders in accordance with the Trust Agreements and the Registration Statement. We have not participated in the preparation of the Registration Statement (except for providing this opinion) and assume no responsibility for its contents, other than this opinion.

This opinion is limited to the law of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. Each of the Trusts has been duly formed and is validly existing in good standing as a statutory trust under the Statutory Trust Act.

2. The Preferred Securities of each Trust will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the applicable Trust.

3. The Preferred Security Holders, as beneficial owners of the applicable Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the applicable Trust Agreement.

MetLife Capital Trust V-IX

November 18, 2016

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading “Legal Opinions” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

JWP/syh